Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

IREN Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Ordinary Shares	Rule 457(o)			$6,000,000,000	0.0001381	$828,600.00
	Total Offering Amounts					$6,000,000,000		$828,600.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$828,600.00

(1)	The maximum aggregate offering price of the securities to which the prospectus relates is $6,000,000,000. The prospectus is a final prospectus for the related offering.